Exhibit 99.1 News Release
Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports First Quarter 2020 Results and Provides COVID-19 Update

•Revenues were $2.3 billion in the quarter
•Operating margin was 9.5%
•Diluted earnings per share was $4.23
•Backlog of $45.2 billion
•Reiterates long-term financial targets provided at February 2020 Investor Day

NEWPORT NEWS, Va. (May 7, 2020) - Huntington Ingalls Industries (NYSE:HII) reported first quarter 2020 revenues of $2.3 billion, up 8.8% from the first quarter of 2019. The increase was driven primarily by higher volume at HII’s Newport News and Ingalls shipbuilding divisions, as well as growth at HII’s Technical Solutions division.

Operating income in the quarter was $215 million and operating margin was 9.5%, compared to $161 million and 7.7%, respectively, in the first quarter of 2019. The increases in operating income and operating margin were mainly the result of a more favorable operating FAS/CAS adjustment and higher risk retirement at both Newport News and Ingalls shipbuilding divisions.

Net earnings in the quarter were $172 million, compared to $118 million in the first quarter of 2019. The increase in net earnings for the quarter was mainly the result of higher operating income and a more favorable FAS (non-service) pension benefit, partially offset by a $16 million loss recorded in Other, net as a result of lower returns on marketable securities related to our non-qualified benefit plans.

Diluted earnings per share in the quarter was $4.23, compared to $2.85 in the same period of 2019. Excluding the impacts of pension, adjusted earnings per share1 in the quarter was $2.43, compared to $2.14 in the same period of 2019.

First quarter cash from operations was $68 million and free cash flow1 was $2 million, compared to $11 million and negative $63 million, respectively, in the first quarter of 2019.

New contract awards in the quarter were approximately $900 million, primarily driven by an award for the construction of guided missile destroyer Sam Nunn (DDG 133). As of March 31, 2020, backlog totaled approximately $45.2 billion.

COVID-19 Update

“As the COVID-19 pandemic unfolds, the health and safety of our employees remains paramount even as we continue our important work to support the nation’s defense,” said Mike Petters, HII president and CEO. “We are aggressively managing our response to the pandemic and have put in place a number of policies and procedures to mitigate the exposure to and spread of
1Non-GAAP measure. See Exhibit B for definition and reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit 99.1 News Release
COVID-19 in accordance with guidelines provided by the Centers for Disease Control and Prevention (CDC) and other state and local government health agencies.” Petters continued,
“We have done our best to provide employees with the resources they need to stay safe and healthy while also continuing to support our customers, suppliers and communities during this unprecedented situation.” Employee health and safety initiatives include:
•Implemented liberal leave policies that provide employees flexibility and job security
•Implemented processes aligned with CDC guidelines to work with any exposed individual on the necessary quarantine period and the process to return to work
•Adjusting policies, procedures and workspaces to support social distancing, including re-balancing shifts to reduce concurrent headcount, and the utilization of face masks
•Significantly increased workplace sanitation and deep cleaning
•Suspended all non-essential work travel
•Offering telecommute and work from home options where feasible

Operational Highlights

“We have continued to make good progress and have recently achieved a number of key operational milestones. However, we are experiencing staffing levels that are 70% to 75% of normal at our shipyards as employees adjust their schedules and utilize liberal leave policies as needed for their individual situations,” Petters said.
•Proactively working with our supply chain and accelerating payments to small business suppliers
•Delivered amphibious assault ship Tripoli (LHA 7) in late February
•Launched amphibious transport dock Fort Lauderdale (LPD 28) in late March
•Began fabrication of amphibious transport dock Harrisburg (LPD 30) in March and guided missile destroyer Ted Stevens (DDG 128) in early April
•Completed sea trials and planned production work for guided missile destroyer USS Fitzgerald (DDG 62) during the first quarter
•Completed acceptance trials and delivered guided missile destroyer Delbert D. Black (DDG 119) in mid-April
•John F. Kennedy (CVN 79) is approximately 72% complete; the team remains focused on compartment completion and preparation for primary system testing
•The refueling and complex overhaul (RCOH) of USS George Washington (CVN 73) is progressing through its final outfitting and test phase and is approximately 74% complete
•Closed the acquisition of Hydroid, Inc. in late March, significantly expanding capabilities in the important and rapidly growing autonomous and unmanned maritime systems market

Financial Outlook and Liquidity

“Given the unprecedented visibility and stability provided by our $45 billion in backlog, and our strong balance sheet, we remain confident in our ability to minimize the impact of COVID-19 on our business and to achieve the long-term financial targets we provided in February,” said Chris Kastner, HII chief financial officer. "However, due to reduced attendance in the shipyards, we see shipbuilding sales growth for the year to be at the lower end of the previously provided range of 3 to 5 percent."
•No change to long-term financial targets provided at February 2020 Investor Day
•Strong pre-COVID balance sheet bolstered by recent actions; $1B in proceeds from new senior notes offering, $500M new revolving credit facility

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended
	March 31
(in millions, except per share amounts)	2020	2019	$ Change	% Change
Sales and service revenues	$2,263	$2,080	$183	8.8%
Operating income	215	161	54	33.5%
Operating margin %	9.5%	7.7%		176 bps
Segment operating income[1]	156	129	27	20.9%
Segment operating margin %[1]	6.9%	6.2%		69 bps
Net earnings	172	118	54	45.8%
Diluted earnings per share	$4.23	$2.85	$1.38	48.4%

Adjusted Figures
Net earnings[2]	99	89	10	11.2%
Diluted earnings per share[2]	$2.43	$2.14	$0.29	13.6%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.
[2] Non-GAAP measures that exclude the impacts of the FAS/CAS adjustment. See Exhibit B for reconciliation.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended
	March 31
($ in millions)	2020	2019	$ Change	% Change
Revenues	$629	$584	$45	7.7%
Segment operating income[1]	68	46	22	47.8%
Segment operating margin %[1]	10.8%	7.9%		293 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the first quarter of 2020 were $629 million, an increase of $45 million, or 7.7%, from the same period in 2019, driven by higher revenues on the San Antonio-class LPD program and the Arleigh Burke-class DDG program, partially offset by lower revenues on the America-class LHA program and Legend-class National Security Cutter (NSC) program. Higher LPD program revenues were primarily due to increased volumes on Harrisburg (LPD 30) and Richard M. McCool Jr. (LPD 29). Higher DDG program revenues were primarily due to increased volumes on Jeremiah Denton (DDG 129), Delbert D. Black (DDG 119) and Ted Stevens (DDG 128), partially offset by lower volume on Paul Ignatius (DDG 117). Lower LHA program revenues were primarily due to decreased volume on the delivered Tripoli (LHA 7). Lower NSC program revenues were primarily the result of decreased volume on the delivered U.S. Coast Guard Cutter Midgett (NSC 8), partially offset by higher volume on Calhoun (NSC 10).

Ingalls Shipbuilding segment operating income for the first quarter was $68 million, an increase of $22 million from the same period last year. Segment operating margin in the quarter was 10.8%, compared to 7.9% in the same period last year. These increases were primarily driven by higher risk retirement on the LPD and DDG programs.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended
	March 31
($ in millions)	2020	2019	$ Change	% Change
Revenues	$1,341	$1,279	$62	4.8%
Segment operating income[1]	95	81	14	17.3%
Segment operating margin %[1]	7.1%	6.3%		75 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the first quarter of 2020 were $1.3 billion, an increase of $62 million, or 4.8%, from the same period in 2019, driven by higher revenues in submarine construction, partially offset by lower revenues in aircraft carriers. Higher submarine revenues were primarily due to higher volumes on the Virginia-class submarine (VCS) program Block V boats, as well as higher volume on Columbia-class, partially offset by lower revenues related to Block III boats of the VCS program. Aircraft carrier revenues decreased primarily as a result of lower volumes on the RCOH of USS George Washington (CVN 73) and USS Gerald R. Ford (CVN 78), partially offset by higher volumes on Enterprise (CVN 80) and the advance planning contract for the RCOH of USS John C. Stennis (CVN 74).

Newport News Shipbuilding segment operating income for the first quarter was $95 million, an increase of $14 million from the same period last year. Segment operating margin was 7.1% for the quarter, compared to 6.3% in the same period last year. These increases were primarily driven by higher risk retirement on the VCS program and the RCOH of USS George Washington (CVN 73).

Technical Solutions

	Three Months Ended
	March 31
($ in millions)	2020	2019	$ Change	% Change
Revenues	$317	$240	77	32.1%
Segment operating income[1]	(7)	2	(9)	(450.0)%
Segment operating margin %[1]	(2.2)%	0.8%		(304) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the first quarter of 2020 were $317 million, an increase of $77 million, or 32.1%, from the same period in 2019, primarily driven by higher mission driven innovative solutions (MDIS) revenues attributable to the acquisition of Fulcrum IT Services (Fulcrum) in 2019 and higher volume on other MDIS services, as well as higher oil and gas revenues and fleet support revenues.

Technical Solutions segment operating loss for the first quarter was $7 million, compared to segment operating income of $2 million in first quarter 2019. The decrease was primarily driven by lower performance on fleet support, oil and gas, and nuclear and environmental services.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

2020 Outlook

The financial outlook, expectations and other forward looking statements provided by the company for 2020 and beyond, reflect the company's judgment based on the information available at the time of this release.

COVID-19 did not materially impact our first quarter 2020 financial position, results of operations or cash flows, but the impact on our fiscal year 2020 financial results and beyond is uncertain. We believe that the most significant elements of uncertainty are the intensity and duration of the impact on our employees’ ability to work effectively, disruption in our supply chain, disruption of the U.S. Government's and our other customers' abilities to perform their obligations, and impact on pension assets and other investment performance.

We have incurred and expect to continue incurring costs related to our COVID-19 response, including paid leave, quarantining employees and recurring facility cleaning. While our shipyards and other facilities remain open and productive, we have experienced a decrease in workforce attendance. Continued lower staffing levels and lower employee productivity could impact our ability to achieve anticipated milestones and affect our 2020 financial results.

Our employees, suppliers, customers, and communities are facing significant challenges, and we cannot predict how the COVID-19 environment will evolve or the impact it will have. For further information on the potential impact of COVID-19 to the company, see “Risk Factors” in our 10-Q filing.

	Initial Outlook (Feb. 2020)	Revised Outlook (May 7, 2020)
Shipbuilding Revenue[1]	3% to 5% Growth YoY	Lower end of 3% to 5% range
Shipbuilding Operating Margin[1]	9%	Unchanged
Technical Solutions Revenue[2]	~$1B	Unchanged
Technical Solutions EBITDA Margin[1,2]	7-9%	Unchanged
Non-Current State Income Tax Expense	NM	$4M
Interest Expense[3]	$72M	$104M
Depreciation & Amortization	~$240M	~$250M
Capital Expenditures	4-5% of Sales	Unchanged
[1] Non-GAAP measure. See Exhibit B for definition.
[2] Excludes UniversalPegasus International and San Diego Shipyard results.
[3] Includes a $15M call premium for 5.0% senior notes due 2025, with first call date in November 2020.

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division supports national security missions around the globe with unmanned systems, defense and federal solutions, nuclear and environmental services, and fleet sustainment. Headquartered in Newport News, Virginia, HII employs more than 42,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Conference Call Information

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Wednesday, May 13 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 6529478.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks, including the COVID-19 pandemic; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended March 31
(in millions, except per share amounts)	2020	2019
Sales and service revenues
Product sales	$1,624	$1,490
Service revenues	639	590
Sales and service revenues	2,263	2,080
Cost of sales and service revenues
Cost of product sales	1,290	1,258
Cost of service revenues	550	494
Income from operating investments, net	6	4
General and administrative expenses	214	171
Operating income	215	161
Other income (expense)
Interest expense	(16)	(16)
Non-operating retirement benefit	30	3
Other, net	(13)	1
Earnings before income taxes	216	149
Federal and foreign income taxes	44	31
Net earnings	$172	$118

Basic earnings per share	$4.23	$2.85
Weighted-average common shares outstanding	40.7	41.4

Diluted earnings per share	$4.23	$2.85
Weighted-average diluted shares outstanding	40.7	41.4

Dividends declared per share	$1.03	$0.86

Net earnings from above	$172	$118
Other comprehensive income
Change in unamortized benefit plan costs	23	25
Other	(2)	—
Tax benefit (expense) for items of other comprehensive income	(6)	(6)
Other comprehensive income (loss), net of tax	15	19
Comprehensive income	$187	$137

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions)	March 31, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$28	$75
Accounts receivable, net of allowance for doubtful accounts of $3 million as of 2020 and 2019	418	318
Contract assets	1,211	989
Inventoried costs, net	154	136
Income taxes receivable	108	148
Assets held for sale	178	95
Prepaid expenses and other current assets	40	24
Total current assets	2,137	1,785
Property, plant, and equipment, net of accumulated depreciation of $1,939 million as of 2020 and $1,961 million as of 2019	2,848	2,832
Other Assets
Operating lease assets	185	201
Goodwill	1,648	1,373
Other intangible assets, net of accumulated amortization of $610 million as of 2020 and $599 million as of 2019	481	492
Deferred tax assets	85	108
Miscellaneous other assets	231	240
Total assets	$7,615	$7,031

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)

($ in millions)	March 31, 2020	December 31, 2019
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$536	$497
Accrued employees’ compensation	265	265
Short-term debt and current portion of long-term debt	88	—
Current portion of postretirement plan liabilities	130	130
Current portion of workers’ compensation liabilities	229	225
Contract liabilities	387	373
Liabilities held for sale	92	77
Other current liabilities	353	323
Total current liabilities	2,080	1,890
Long-term debt	1,667	1,286
Pension plan liabilities	941	975
Other postretirement plan liabilities	378	380
Workers’ compensation liabilities	462	457
Long-term operating lease liabilities	153	164
Other long-term liabilities	291	291
Total liabilities	5,972	5,443
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.3 million shares issued and 40.5 million shares outstanding as of March 31, 2020, and 53.2 million shares issued and 40.8 million shares outstanding as of December 31, 2019	1	1
Additional paid-in capital	1,955	1,961
Retained earnings	3,139	3,009
Treasury stock	(2,058)	(1,974)
Accumulated other comprehensive loss	(1,394)	(1,409)
Total stockholders’ equity	1,643	1,588
Total liabilities and stockholders’ equity	$7,615	$7,031

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31
($ in millions)	2020	2019
Operating Activities
Net earnings	$172	$118
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	47	41
Amortization of purchased intangibles	11	11
Amortization of debt issuance costs	1	1
Provision for doubtful accounts	—	(2)
Stock-based compensation	7	5
Deferred income taxes	18	16
Loss (gain) on investments in marketable securities	16	(7)
Change in
Accounts receivable	(93)	(112)
Contract assets	(140)	(229)
Inventoried costs	(6)	(2)
Prepaid expenses and other assets	(1)	(3)
Accounts payable and accruals	46	147
Retiree benefits	(13)	25
Other non-cash transactions, net	3	2
Net cash provided by operating activities	68	11
Investing Activities
Capital expenditures
Capital expenditure additions	(71)	(110)
Grant proceeds for capital expenditures	5	36
Acquisitions of businesses, net of cash received	(378)	(195)
Net cash used in investing activities	(444)	(269)
Financing Activities
Proceeds from revolving credit facility borrowings	385	1,179
Repayment of revolving credit facility borrowings	(5)	(967)
Net borrowings on commercial paper	88	—
Dividends paid	(42)	(36)
Repurchases of common stock	(84)	(84)
Employee taxes on certain share-based payment arrangements	(13)	(23)
Net cash provided by financing activities	329	69
Change in cash and cash equivalents	(47)	(189)
Cash and cash equivalents, beginning of period	75	240
Cash and cash equivalents, end of period	$28	$51
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$2	$—
Cash paid for interest	$1	$—
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$10	$34

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to "segment operating income," "segment operating margin," "shipbuilding operating margin," "EBITDA margin," "adjusted net earnings," "adjusted diluted earnings per share" and "free cash flow."

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income, segment operating margin and shipbuilding operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Adjusted net earnings and adjusted diluted earnings per share are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We believe these measures are useful to investors because they exclude items that do not reflect our core operating performance. They may not be comparable to similarly titled measures of other companies.

Shipbuilding operating margin and EBITDA margin are not measures recognized under GAAP. They should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. They may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Shipbuilding operating margin is defined as the combined segment operating margin of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

EBITDA margin is defined as earnings before interest expense, income taxes, depreciation, and amortization as a percentage of revenues.

Adjusted net earnings is defined as net earnings adjusted for the after-tax impact of the FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

FAS/CAS Adjustment is defined as the difference between expenses for pension and other postretirement benefits determined in accordance with GAAP (FAS) and the expenses determined in accordance with U.S. Cost Accounting Standards (CAS).

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended
	March 31
($ in millions)	2020	2019
Ingalls revenues	$629	$584
Newport News revenues	1,341	1,279
Technical Solutions revenues	317	240
Intersegment eliminations	(24)	(23)
Sales and Service Revenues	2,263	2,080

Operating Income	215	161
Operating FAS/CAS Adjustment	(63)	(34)
Non-current state income taxes	4	2
Segment Operating Income	156	129
As a percentage of sales and service revenues	6.9%	6.2%
Ingalls operating income	68	46
As a percentage of Ingalls revenues	10.8%	7.9%
Newport News operating income	95	81
As a percentage of Newport News revenues	7.1%	6.3%
Technical Solutions operating income	(7)	2
As a percentage of Technical Solutions revenues	(2.2)%	0.8%

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share

	Three Months Ended
	March 31
(in millions, except per share amounts)	2020	2019

Net earnings	$172	$118
After-tax FAS/CAS adjustment(1)	(73)	(29)
Adjusted Net Earnings	$99	$89

Diluted earnings per share	$4.23	$2.85
After-tax FAS/CAS adjustment per share(1)	(1.79)	(0.71)
Adjusted Diluted EPS**	$2.43	$2.14

(1) FAS/CAS Adjustment	$(93)	$(37)
Tax effect*	(20)	(8)
After-tax effect	$(73)	$(29)
Weighted-Average Diluted Shares Outstanding	40.7	41.4
Per share impact**	$(1.79)	$(0.71)

*The income tax impact is calculated using the tax rate in effect for the relevant non-GAAP adjustment.
**Amounts may not recalculate exactly due to rounding.

Reconciliation of Free Cash Flow

	Three Months Ended
	March 31
($ in millions)	2020	2019
Net cash provided by (used in) operating activities	$68	$11
Less capital expenditures:
Capital expenditure additions	(71)	(110)
Grant proceeds for capital expenditures	5	36
Free cash flow	$2	$(63)

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com